Exhibit 3.1

Certificate of Amendment

of the

Fifth Amended and Restated

Certificate of Incorporation

of

Visa Inc.

Visa Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 25, 2007 (the “Original Certificate of Incorporation”), and an Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2007 (the “Amendment to the Certificate of Incorporation,” and together with the Original Certificate of Incorporation, the “Initial Certificate of Incorporation”).

2. The Initial Certificate of Incorporation was amended and restated and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 1, 2007 (the “First Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 11, 2008 (the “Second Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 7, 2008 (the “Third Amended and Restated Certificate of Incorporation”), further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 14, 2008 (the “Fourth Amended and Restated Certificate of Incorporation”), and further amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2008, as corrected by the Certificate of Correction filed with the Secretary of State of the State of Delaware on July 30, 2009, and the Certificates of Amendment filed with the Secretary of State of the State of Delaware on January 27, 2011 (the “Fifth Amended and Restated Certificate of Incorporation”).

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) has been duly adopted in accordance therewith, and amends the Fifth Amended and Restated Certificate of Incorporation as follows:

A. Section 4.9 of Article IV of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following two paragraphs shall be substituted in lieu thereof:

Section 4.9 Dividends and Distributions.

(a) Subject to applicable law and to the provisions of this Certificate of Incorporation and to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions, dividends or distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine. Other than with respect to dividends or distributions payable in shares of Class A Common Stock, (i) all holders of outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall be entitled to participate ratably (on an “as converted” basis in the case of the holders of the Class B Common Stock and Class C Common Stock) in any dividend or distribution paid on the Common Stock (regardless of class or series), and (ii) no dividend or distribution may be declared or paid on any class or series of Common Stock (whether Class A Common Stock, Class B Common Stock or Class C Common Stock) unless an equivalent dividend or distribution is contemporaneously declared and paid (on an “as converted” basis in the case of the Class B Common Stock and the Class C Common Stock) on each other class and series of Common Stock in accordance with the provisions of this Certificate of Incorporation. For purposes of this Section 4.9, “as converted” in the case of the holders of the Class B Common Stock and Class C Common Stock shall mean that each holder of Class B Common Stock and each holder of Class C Common Stock shall be entitled to its ratable portion of any dividend or distribution (other than with respect to any dividend or distribution payable in shares of Class A Common Stock) based upon the number of shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock, as applicable, Beneficially Owned by such holder would be converted, based on the Applicable Conversion Rate in effect on such record date, without regard to any restrictions on the amount of Class A Common Stock any stockholder may own. Dividends or distributions payable in shares of Class A Common Stock shall be paid on the Class A Common Stock without also paying a corresponding dividend or distribution on each other class or series of Common Stock; provided, that (x) such dividends or distributions shall be paid only in shares of Class A Common Stock on a per share basis, and (y) each of the Applicable Conversion Rate, Class B Number, Loss Funds Cost Per Share and Price Per Share for each share of Class B Common Stock and the Applicable Conversion Rate for each share of Class C Common Stock shall be adjusted as provided in Section 4.14(a).

(b) Notwithstanding anything to the contrary in Section 4.9(a), for purposes of this Section 4.9, a share distribution consisting of shares of any class or series of securities of the Corporation or any other Person other than Common Stock (or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Common Stock) may be made, either on the basis of a distribution of identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock or on the basis of a distribution of one class or series of securities to holders of Class A Common Stock and another class or series of securities to holders of Class B Common Stock and Class C Common Stock; provided that the securities that are so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with holders of shares of Class B Common Stock and Class C Common Stock receiving the class or series having the higher relative voting rights (without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and related difference in designation, conversion and share distribution provisions between Class A Common Stock, Class B Common Stock or Class C Common Stock); provided that if the securities so distributed constitute capital stock of a subsidiary of the Corporation, such rights shall not differ to a greater extent than the corresponding differences in voting rights, designation, conversion and share distribution provisions between the Class A Common Stock, Class B Common Stock and Class C Common Stock, and provided that, in each case, such distribution is otherwise made on an equal per share basis.

B. Section 4.13 of Article IV of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

Section 4.13 Maintenance of Authorized Capital Stock; Treatment on Recapitalizations; Etc.

The Corporation shall at all times reserve and keep available, free from any preemptive rights, out of its authorized but unissued shares of each applicable class or series of Common Stock into which any other class or series of Common Stock is convertible at any time, for the purpose of effecting such conversion, the full number of shares of Common Stock of each applicable class or series issuable upon the conversion of all outstanding shares of each other class or series that is convertible into such class or series of Common Stock. The Corporation shall not reclassify, subdivide, split or combine any class of Common Stock without also reclassifying, subdividing, splitting or combining each other class of Common Stock on an equivalent per share basis, except that the Corporation may reclassify, subdivide, split or combine shares of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, without also reclassifying, subdividing, splitting or combining each other class of Common Stock pursuant to Section 4.14(a) so long as each of the Applicable Conversion Rate, the Class B Number, Loss Funds Cost Per Share and Price Per Share for each share of Class B Common Stock and the Applicable Conversion Rate for each share of Class C Common Stock shall be adjusted as provided in Section 4.14(a).

C. Section 4.14 of Article IV of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following three paragraphs shall be substituted in lieu thereof:

Section 4.14 Adjustments to the Applicable Conversion Rate, Class B Number, Loss Funds Cost Per Share and Price Per Share.

(a) If the Corporation (i) subdivides, reclassifies or splits the outstanding shares of Class A Common Stock into a greater number of shares without also subdividing, reclassifying or splitting the outstanding shares of the Class B Common Stock and/or the Class C Common Stock on an equivalent per share basis; (ii) combines or reclassifies the outstanding shares of Class A Common Stock into a smaller number of shares without also combining or reclassifying the outstanding shares of Class B Common Stock and/or Class C Common Stock on

an equivalent per share basis; (iii) issues by reclassification of any class of its Common Stock any shares of Class A Common Stock without also issuing shares of Class B Common Stock and/or Class C Common Stock on an equivalent per share basis, or (iv) dividends or distributes shares of Class A Common Stock on the Class A Common Stock without also paying a corresponding equivalent dividend or distribution on each other class or series of Common Stock, then the Applicable Conversion Rate in effect immediately prior to such action for each share of Class B Common Stock (not subdivided, reclassified, split, combined or issued in accordance with clauses (i),(ii) or (iii) above or which does not receive a corresponding equivalent dividend or distribution in accordance with clause (iv) above) or Class C Common Stock (not subdivided, reclassified, split, combined or issued in accordance with clauses (i), (ii) or (iii) above or which does not receive a corresponding equivalent dividend or distribution in accordance with clause (iv) above) then outstanding shall be adjusted by multiplying the Applicable Conversion Rate in effect immediately prior to such action by a fraction (A) the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately after such action (giving pro forma effect to the exercise of all then outstanding convertible securities, other than shares of Class B Common Stock or Class C Common Stock) and (B) the denominator of which shall be the number of shares of all Class A Common Stock outstanding immediately prior to such action on the record date applicable to such action, if any (giving pro forma effect to the exercise of all then outstanding convertible securities, other than shares of Class B Common Stock or Class C Common Stock) (such fraction, the “Adjustment Factor”); provided, that for purposes of calculating the Applicable Conversion Rate with respect to each share of Class B Common Stock (not subdivided, reclassified, split, combined or issued in accordance with clauses (i), (ii) and (iii) above or which does not receive a corresponding equivalent dividend or distribution in accordance with clause (iv) above), prior to multiplying the Applicable Conversion Rate by the Adjustment Factor (x) the Class B Number in effect immediately prior to such subdivision, reclassification, split, combination, dividend or distribution shall be adjusted by multiplying the Class B Number by the Adjustment Factor, (y) the Loss Funds Cost Per Share with respect to all Loss Funds that have been deposited into the Escrow Account prior to such subdivision, reclassification, split, combination, dividend or distribution shall be adjusted by dividing the Loss Funds Cost Per Share by the Adjustment Factor, and (z) the Price Per Share immediately prior to such subdivision, reclassification, split, combination, dividend or distribution shall be adjusted by dividing the Price Per Share by the Adjustment Factor. Such adjustments shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, split, combination or reclassification. In the event that such dividend or distribution is not so paid or made or such subdivision, split, combination or reclassification is not effected, the Applicable Conversion Rate, the Class B Number, the Loss Funds Cost Per Share and the Price Per Share, as applicable, shall again be adjusted to be the Applicable Conversion Rate, the Class B Number, the Loss Funds Cost Per Share and the Price Per Share, as applicable, which would then be in effect if such record date or effective date had not been so fixed.

(b) Whenever the Applicable Conversion Rate, the Class B Number, the Loss Funds Cost Per Share or the Price Per Share are adjusted as described in clause (a) of this Section 4.14, or in connection with the sale of any Loss Shares or the deposit of Loss Funds into the Escrow Account, the Corporation shall (i) promptly make a public announcement to notify holders of record of the Class B Common Stock or Class C Common Stock (as the case may be) of such adjustment(s) or of the then Applicable Conversion Rate after giving effect to the sale of such Loss Shares or the deposit of such Loss Funds, and (ii) take reasonable efforts to provide notice by mail to such holders at the addresses appearing on the Corporation’s stock register of such adjustment or of the then Applicable Conversion Rate after giving effect to the sale of such Loss Shares or the deposit of such Loss Funds. The Corporation shall keep with its records such notice and a certificate from the Corporation’s Chief Financial Officer briefly stating the facts requiring the adjustment(s), and setting forth in reasonable detail the calculation by which the adjustment(s) have been made. The Corporation shall either include such calculation(s) in the notification provided pursuant to clause (i) or (ii) above, or if it does not so include them, the Corporation shall promptly furnish them without charge upon written request of a holder of record of Class B Common Stock or Class C Common Stock. The certificate shall be conclusive evidence that the adjustment(s) are correct, absent manifest error.

(c) After an adjustment to the Applicable Conversion Rate, the Class B Number, the Loss Funds Cost Per Share or the Price Per Share, as applicable, for outstanding shares of Class B Common Stock or Class C Common Stock pursuant to this Section 4.14, any subsequent event requiring an adjustment pursuant this Section 4.14 shall cause an adjustment to the Applicable Conversion Rate, the Class B Number, the Loss Funds Cost Per Share or the Price Per Share, as applicable, for outstanding shares of Class B Common Stock and Class C Common Stock as so adjusted.

D. Section 4.23(b) of Article IV of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

(b) Until the Escrow Termination Date, except as expressly contemplated by the Global Restructuring Agreement, neither the Corporation nor any of its Subsidiaries shall issue any shares of the Corporation’s capital stock to any Person without the prior written consent of a majority of the members of the Litigation Committee (acting pursuant to their contractual rights and obligations pursuant to the Litigation Management Agreement), other than any issuance of: (i) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) on or prior to the date hereof; (ii) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) after the date hereof pursuant to the terms of the Global Restructuring Agreement or any other Transaction Document, including any Loss Shares and any securities issued upon the conversion or exchange of any shares of Common Stock issued pursuant to the terms of this Agreement that are convertible into or exchangeable for shares of Common Stock (including, for the avoidance of doubt, any shares of Class A Common Stock issuable upon the conversion of any shares of Class B Common Stock or Class C Common Stock); (iii) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued pursuant to any option plan or other employee incentive plan approved by the Board, including issued upon the direct or indirect conversion of any options or convertible securities; (iv) shares of Common Stock issued to the Stockholders’ Representative in full or partial payment of the Option Exercise Price following an exercise of the Put Option or the Call Option (as such capitalized terms are defined in the Visa Europe Put-Call Option Agreement); (v) shares of Class A Common Stock in connection with any public offering of Class A Common Stock that the Board shall have determined in good faith is desirable in order to reduce the percentage ownership of Common Stock represented by the holders of Class B Common Stock and Class C Common Stock, in the aggregate, to less than fifty percent (50%), including, without limitation, the IPO; (vi) shares of Class A Common Stock (whether or not such shares constitute Loss Shares hereunder) sold in a public offering the proceeds of which are to be used, as determined in good faith by the Board, to fund operating losses or other extraordinary losses or liabilities, including, without limitation, losses in connection with any litigation or settlement thereof, or in other exigent circumstances as determined by the Board in good faith; (vii) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued as consideration in any merger or recapitalization of the Corporation or issued as consideration for the acquisition of another Person or any assets of another Person; (viii) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued to any Person (in an aggregate number of shares, with respect to each such Person, not to exceed (immediately after giving effect to such issuance) ten percent (10%) of the issued and outstanding capital stock of the Corporation of all classes and series, in each case if such issuance is to a Person as to which the Board has determined that a relationship with such Person would result in a material strategic benefit to the Corporation; (ix) shares of Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation), in an aggregate number of shares, not to exceed (immediately after giving effect to such issuance) three percent (3%) of the issued and outstanding capital stock of the Corporation of all classes and series, issued as part of any financing transaction approved by the Board, so long as such securities are not a material component of such financing transaction; and (x) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of the Corporation) issued in connection with any subdivision, reclassification, split or combination of the securities of the Corporation to all holders of such securities on a pro rata basis or shares of Class A Common Stock issued in connection with any subdivision, reclassification, split, combination, dividend or distribution to all holders of Class A Common Stock on a per share basis consistent with the provisions of Section 4.9(a), so long as each of the Applicable Conversion Rate, the Class B Number, Loss Funds Cost Per Share and Price Per Share for each share of Class B Common Stock and the Applicable Conversion Rate for each share of Class C Common Stock shall be adjusted as provided in Section 4.14(a).

E. Sections 4.25(b) and 4.25(c) of Article IV of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in their entirety and the following two paragraphs shall be substituted in lieu thereof:

(b) The Board may approve one or more exceptions to the foregoing Transfer restrictions in the case of any proposed Transfer by a holder of Class C Common Stock, in which case such restrictions shall not apply to such Transfer; provided that such exception applies to all holders of Class C Common Stock equally on a ratable basis (or, if such exception does not apply to all holders of Class C Common Stock equally on a ratable basis, if such exception is also approved by at least a majority of the Independent Directors) and (B) at any time after the Escrow Termination Date, the Board may approve one or more exceptions to the foregoing Transfer restrictions in the case of any proposed Transfer by a holder of Class B Common Stock, in which case such restrictions shall not apply to such Transfer; provided that such exception applies to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis (or, if such exception does not apply to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis, if such exception is also approved by at least a majority of the Independent Directors). The provisions of Section 4.24 shall apply to this Section 4.25 mutatis mutandis. Any certificate representing shares of Class B Common Stock or Class C Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth in this Certificate of Incorporation, which legend shall be removed from such certificate upon release from such restrictions. If any shares of Class B Common Stock or Class C Common Stock are not represented by a certificate, the Corporation reserves the right to require that an analogous notification be used in order to reflect on the books and records of the Corporation such restrictions with respect to such shares of Class B Common Stock or Class C Common Stock, as the case may be.

(c) The Board may, by resolution adopted by a majority of the Board, extend the three (3) year component of the Lock-Up Period (i.e., in the case the Class B Common Stock, not including any period by which the Escrow Termination Date exceeds such three (3) year period) with respect to any portion of the outstanding shares of Class B Common Stock and Class C Common Stock for a period of not more than one year after the date on which the Lock-Up Period would otherwise terminate pursuant to Section 4.25(a); provided that (i) contemporaneously with any such extension of the Lock-Up Period with respect to any portion of such shares of Class B Common Stock and Class C Common Stock, the Board has approved one or more reductions to the Lock-Up Period with respect to another portion of such shares of Class B Common Stock and Class C Common Stock, such that at all times the weighted average period of the Lock-Up Period with respect to all outstanding shares of Class B Common Stock and Class C Common Stock is not more than three (3) years and (ii) such extension of the Lock-Up Period applies to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis (or, if such extension does not apply to all holders of Class B Common Stock and Class C Common Stock equally on a ratable basis, if such extension is also approved by at least a majority of the Independent Directors).

F. Section 10.1(b) of Article X of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in its entirety and the following paragraph shall be substituted in lieu thereof:

(b) In addition to any votes required by applicable law, no provision of Sections 4.7, 4.8 and 4.18 and, until the third anniversary of March 25, 2008, Sections 5.1 and 5.2 of this Certificate of Incorporation (or in each case, any related term defined in Section 11.2) may be amended, altered, repealed or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, each voting separately as a class (and together with no other class), as applicable, if such amendment, alteration, repeal or other modification would adversely affect the powers, preferences or special rights of such class of Common Stock. No provision of Sections 4.24, 4.26, 4.27 or 10.1 (and in each case any related term defined in Section 11.2) of this Certificate of Incorporation may be amended, altered, repealed or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of each of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, each voting together as a single class of Common Stock. Neither the terms of the Class B Common Stock nor the terms of the Class C Common Stock shall be amended without, in either such case, the affirmative vote of the holders of a majority of the voting power of the Class B Common Stock, voting separately (and together with no other class or series) as a class, and the affirmative votes of a majority of the Class C Common Stock, voting separately (and together with no other class or series) as a class. Without limiting the foregoing, any amendment of any provision of this Certificate of Incorporation that requires the treatment of holders of Class B Common Stock and Class C Common Stock ratably on an “as converted” basis shall not be effective unless such amendment is approved by the affirmative vote of the holders of a majority of the voting power of each adversely affected class of Common Stock.

G. The following defined terms set forth in Section 11.2 of Article X of the Fifth Amended and Restated Certificate of Incorporation shall be deleted in their entirety and the following defined terms shall be substituted in lieu thereof:

“Class B Number” shall mean 245,513,385, subject to adjustment as provided in Section 4.14(a).

“Loss Funds Cost Per Share” shall mean, as of any date on which Loss Funds are deposited into the Escrow Account in accordance with Section 4.28 of this Certificate of Incorporation, the weighted average of the Daily VWAP of Class A Common Stock during the Pricing Reference Period applicable to such deposit of Loss Funds (where each Daily VWAP is weighted by the trading volume for that day as a percentage of the total trading volume over the Pricing Reference Period); provided, however, that with respect to any deposit of Loss Funds in calendar year 2008, the Loss Funds Cost Per Share shall be the weighted average of the Daily VWAP during the 15 Trading Days most closely preceding and including December 19, 2008 (where each Daily VWAP is weighted by the trading volume for that day as a percentage of the total volume over such fifteen (15) Trading Days), in each case, subject to adjustment as provided in Section 4.14(a). For the avoidance of doubt, if the ex-date of a subdivision, reclassification, split, combination, dividend or distribution occurs during the Pricing Reference Period, the adjustment provided in Section 4.14(a) shall apply in a manner to only adjust the Daily VWAP of Class A Common Stock for those days in the Pricing Reference Period occurring prior to such ex-date (and to inversely adjust the trading volume for such days).

“Price Per Share” shall mean the greater of (i) the volume-weighted average price per share of Class A Common Stock during the ninety (90) Trading Day period or the total number of Trading Days if the Class A Common Stock has been listed for trading for less than ninety (90) days at the relevant time of determination ending on the third Trading Day immediately preceding the Escrow Termination Date, as reported by the principal exchange or market on which shares of Class A Common Stock are traded and (ii) $0.01, in each case, subject to adjustment as provided in Section 4.14(a). For the avoidance of doubt, if the ex-date of a subdivision, reclassification, split, combination, dividend or distribution occurs during such ninety (90) Trading Day period, the adjustment provided in Section 4.14(a) shall apply in a manner to adjust only the volume-weighted price per share of Class A Common Stock for those days in the ninety (90) Trading Day period occurring prior to such ex-date.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by a duly authorized officer of the Corporation this 28th day of January, 2015.

VISA INC.

By:	/s/ Kelly Mahon Tullier
Name:	Kelly Mahon Tullier
Title:	Corporate Secretary

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